Exhibit 1.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of June 23, 2017 by and between STORE Capital Corporation, a Maryland corporation (the “Company”) and National Indemnity Company, a Nebraska corporation (“Purchaser”).

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company agrees to sell and Purchaser agrees to purchase 18,621,674 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a price per share of $20.25, for an aggregate purchase price of $377,088,898.50 (the “Purchase Price”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the Company and Purchaser hereby agree as follows:

1.	Agreement to Purchase and Sell. Subject to the conditions set forth in this Agreement, Purchaser agrees to purchase the Shares from the Company and the Company agrees to sell the Shares to Purchaser at a price equal to the Purchase Price. The Company agrees that, prior to Closing (as defined below), it will not (a) declare or pay any dividends or other distributions on its capital stock or (b) split, combine or reclassify its capital stock.

2.	The Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of DLA Piper LLP (US), at 4:00 p.m. on June 23, 2017, or at such other time and place as the Company and Purchaser may mutually agree (the “Closing Date”). On the Closing Date, Purchaser shall pay the Purchase Price for the Shares by wire transfer of immediately available funds to one or more bank accounts designated by the Company and the Company shall cause the Shares to be delivered by or on behalf of the Company to Purchaser, through the facilities of The Depository Trust Company, for the account of Purchaser.

3.	Private Placement Memorandum. The Company has delivered to Purchaser a copy of a Private Placement Memorandum, dated June 23, 2017, including the documents incorporated by reference therein (the “Memorandum”), relating to the transactions contemplated hereby.

4.	Representations and Warranties of the Company. The Company represents and warrants to Purchaser as of the date hereof as follows:

(i)	Organization and Good Standing. The Company is a validly existing corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Memorandum and to enter into and perform its obligations under this Agreement.

(ii)	Authorization. This Agreement has been duly authorized, executed and delivered by the Company. The Shares to be issued and sold by the Company to Purchaser hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable.

5.	Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as follows:

(i)	Organization and Good Standing. Purchaser is a validly existing corporation in good standing under the laws of the State of Nebraska and has the corporate power and authority to enter into and perform its obligations under this Agreement.

(ii)	Authorization. This Agreement has been duly authorized, executed and delivered by Purchaser.

(iii)	Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations and warranties as follows:

(a)	Purchaser is an Accredited Purchaser. Purchaser represents that Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A(a)(1) under the Securities Act.

(b)	Purchaser Bears Economic Risk. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of its Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(c)	Acquisition For Own Account. Purchaser is acquiring the Shares for Purchaser’s own account for investment only, and not with a view towards their distribution within the meaning of Section 2(a)(11) of the Securities Act in any manner that would be in violation of the Securities Act.

(d)	Purchaser Can Protect Its Interests. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to evaluate its investment in the Shares and the transactions contemplated in this Agreement. Purchaser is not a corporation, trust or partnership specifically formed for the purpose of consummating these transactions.

(e)	Company Information. Purchaser has received the Memorandum and had an opportunity to discuss the Company’s business, management and financial affairs with management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(iv)	Ownership of Common Stock. As of the date hereof, the Purchaser does not beneficially own any shares of the Company’s common stock.

6.	No Advisory Relationship. Purchaser understands that nothing in this Agreement, the Memorandum or any other materials presented to Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors and made such investigation as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

7.	Restrictions on Transfer. Purchaser agrees that for a period of six months after the Closing Date, it shall not sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, directly or indirectly, any of the Shares. For the avoidance of doubt, a sale, transfer or other disposition of Shares includes, without limitation, the sale of any option or contract to purchase the Shares or entry into any agreement or arrangement that transfers any economic interest in the ownership of the Shares.

8.	Stock Legend. The certificate representing the Shares may be endorsed with the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and are “restricted securities” as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Act, or (ii) in compliance with Rule 144 or (iii) pursuant to an opinion of counsel addressed and reasonably acceptable to the corporation that such registration or compliance is not required as to such sale, offer or distribution.”

The Company need not register a transfer of any Shares, and may also instruct its transfer agent not to register the transfer of any Shares, unless the conditions specified in the foregoing legend are satisfied.

9.	Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to Section 8 and the stop transfer instructions with respect to such Shares shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such legend (i) may be properly removed under the terms of Rule 144 promulgated under the Securities Act (“Rule 144”); (ii) the Shares are registered for resale under the Securities Act; or (iii) if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such Shares may be made without registration.

10.	Rule 144 Reporting. With a view to making available to Purchaser the benefits of certain rules and regulations of the Securities and Exchange Commission (the “Commission”) which may permit the sale of the Shares to the public without registration, the Company agrees at all times after the Closing to:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)	file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii)	so long as Purchaser owns any Shares, to furnish to Purchaser within a reasonable time upon a written request by Purchaser, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as Purchaser may reasonably request in complying with any rule or regulation of the Commission allowing Purchaser to sell any such securities without registration and shall cause its counsel promptly to provide appropriate legal opinions to the Company’s transfer agent in connection with a proper sale of Shares pursuant Rule 144.

11.	Entire Agreement; Amendments and Waivers. This Agreement contains the sole and entire agreement, and supersedes all prior discussions and understandings, between the parties with respect to the subject matter hereof. This Agreement may be amended or any provision of this Agreement waived only if such amendment or waiver is made or given in writing by both parties.

12.	Further Assurances. Each of the parties shall execute such documents and perform such further act as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

13.	Public Announcements. The parties agree that any public announcement concerning this Agreement and the transactions contemplated hereby shall be approved in advance by each of them; provided that in the absence of any such agreement, the Company may make any announcement required by applicable law or stock exchange rules.

14.	Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by party without the prior written consent of the other party.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

17.	Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if sent by email to the following addresses (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:

STORE Capital Corporation

8377 E. Hartford Dr., Suite 100

Scottsdale, Arizona 85255

Telephone: (480) 256-1100

Attn: Christopher H. Volk, President and Chief Executive Officer

If to Purchaser:

National Indemnity Company

c/o Berkshire Hathaway Inc.

3555 Farnham Street

Omaha, Nebraska 68131

Telephone: (492) 346-1400

Fax: (402) 346-3375

Attn: Marc Hamburg

18.	Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

19.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

STORE CAPITAL CORPORATION

By:	/s/ Christopher Volk
	Name:	Christopher Volk
	Title:	President and Chief Executive Officer

NATIONAL INDEMNITY COMPANY

By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Chairman

[Signature page to Stock Purchase Agreement]